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                      January 24, 2024

       Rui Chen
       Chief Executive Officer
       Bilibili Inc.
       Building 3, Guozheng Center
       No. 485 Zhengli Road, Yangpu District
       Shanghai, 200433
       People   s Republic of China

                                                        Re: Bilibili Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 27,
2023
                                                            File No. 001-38429

       Dear Rui Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Haiping Li